Exhibit 24

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marcellous S. McZeal, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marcellous S. McZeal Marcellous S. McZeal	Chairman of the Board, Chief Executive and Secretary	August 01, 2010

/s/ Carl Allen Robinson Carl Allen Robinson	Officer, President (Principal Executive Officer) and Director	August 01, 2010

/s/ Chad Slater Chad Slater	Senior Vice President, (Principal Officer) and Director	August 01, 2010

/s/ Lionel Johnson Lionel Johnson	Chief Financial Officer and Director (Principal Financial and Accounting Officer) and Director	August 01, 2010

/s/ Arael Doolittle Arael Doolittle	Chief Operations and Director	August 01, 2010